   As filed with the Securities and Exchange Commission on July 9, 2001

                                                      Registration No. 333-59440
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                              AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                               CBRE Holding, Inc.
             (Exact name of Registrant as specified in its charter)

                                ----------------

            Delaware                           6500                          94-3391143
  (State or Other Jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of Incorporation or
          Organization)            Classification Code Number)         Identification Number)

                        909 Montgomery Street, Suite 400
                            San Francisco, CA 94133
                                 (415) 434-1111
   (Address, including zip code, and telephone number including area code, of
                   Registrant's principal executive offices)

                                ----------------
                            Claus Moller, President
                               CBRE Holding, Inc.
                        909 Montgomery Street, Suite 400
                            San Francisco, CA 94133
                                 (415) 434-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:

        Walter Stafford, Esq.                      Murray Indick, Esq.            Richard Capelouto, Esq.
   CB Richard Ellis Services, Inc.             BLUM Capital Partners, L.P.       Simpson Thacher & Bartlett
200North Sepulveda Boulevard, Suite 300           909 Montgomery Street             3330 Hillview Avenue
     El Segundo, California 90245            San Francisco, California 94133    Palo Alto, California 94304
            (310) 563-8600                            (415) 434-1111                   (650) 251-5000

                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by CBRE Holding, Inc. All amounts are estimates other than the registration fee.

   SEC registration fee............................................. $   20,235
   Accounting fees and expenses.....................................    500,000
   Legal fees and expenses..........................................  1,000,000
   Printing and engraving expenses..................................    500,000
   Transfer agent fees and expenses.................................     10,000
   Blue sky fees and expenses.......................................      7,000
   Miscellaneous fees and expenses..................................     62,765
                                                                     ----------
     Total.......................................................... $2,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of CBRE Holding) by reason of the fact that the person is or was a director, officer, agent or employee of CBRE Holding or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of CBRE Holding, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of CBRE Holding as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to CBRE Holding, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

   Our restated certificate of incorporation includes a provision that limits the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation is not permitted under the Delaware General Corporation Law.

   Our restated certificate of incorporation provides that:

  . we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

  . we must indemnify our other employees and agents to the same extent that we indemnified our directors and officers unless otherwise determined by our board of directors; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

   The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

Item 15. Recent Sales of Unregistered Securities.

   Since inception, we have issued or will issue unregistered securities without registration under the Securities Act of 1933, as amended as follows:

   On February 22, 2001, we sold and issued 10 shares of our Class B common stock to RCBA Strategic Partners, L.P. for an aggregate cash consideration of $160.00. RCBA Strategic Partners will sign the securityholders' agreement described in the prospectus that is included in this registration statement, and these shares will become subject to the terms of such agreement, only upon completion of the merger.

   On June 7, 2001, we sold and issued 241,875 shares of our Class B common stock to RCBA Strategic Partners, L.P. for an aggregate cash consideration of $3,870,000. These shares were purchased in connection with the closing of the sale of 11 1/4% senior subordinated notes by BLUM CB Corp. The proceeds from the sale of those shares to RCBA Strategic were contributed to BLUM CB Corp., which deposited the proceeds in an escrow account for release when the merger between BLUM CB Corp. and CB Richard Ellis Services is completed.

   Immediately prior to the merger, the members of the buying group will contribute 8,052,087 shares of CB Richard Ellis Services' common stock to us. Each of the shares of CB Richard Ellis Services' common stock that the members of the buying group contribute to us will be cancelled as a result of the merger. As a result of the contributions of CB Richard Ellis Services' common stock, we will issue an aggregate of 8,052,087 shares of our Class B common stock to the members of the buying group.

   Also pursuant to the contribution and voting agreement, immediately prior to the merger, the BLUM Funds have agreed to purchase for cash a minimum of 2,553,879 shares of our Class B common stock at $16.00 per share. In addition, the BLUM Funds have agreed to purchase for cash an additional number of shares of our Class B common stock for $16.00 per share equal to (1) 3,236,639 shares minus (2) the number of shares of our Class A common stock and stock fund units subscribed for in the offering made by this prospectus plus (3) the aggregate amount of full-recourse notes delivered by designated managers in the offerings divided by $16.00. The number of shares purchased by the BLUM Funds will be reduced by 241,885 shares, as a result of the prior purchases on February 22, 2001 and June 7, 2001 by RCBA Strategic as described above. After the offerings are completed depending on the amount to which the offerings are fully subscribed, the shares of our Class A and Class B common stock owned by the buying group will be equal to between approximately 80% and 96% of our outstanding Class A and Class B common stock, taken together.

   Upon consummation of the merger, the warrants to acquire 364,884 shares of CB Richard Ellis Services common stock owned by FSEP Equity Partners III, L.P. and FSEP International will be cancelled and we will issue new warrants to each of them to purchase up to an aggregate number of shares of our Class B common stock equal to the number that represents the same percentage of the total outstanding shares of our common stock immediately after consummation of the merger as the warrants to acquire 364,884 shares of CB Richard Ellis Services common stock entitled Freeman Spogli to acquire immediately prior to the consummation of the merger. At any time on or after August 26, 2007, Freeman Spogli may exercise some or all of these warrants. In addition, upon a qualifying underwritten initial public offering, a change of control or merger, in each case as defined in the warrant agreement, these warrants will convert automatically.

   The sales of the above securities will be deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales will be made without general solicitation or advertising. The recipients in each such transaction will represent their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends will be affixed to the share certificates and warrants issued in such transactions. All recipients will have adequate access, through their relationship with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits


 Exhibit                               Description
 -------                               -----------
  2.1*    Amended and Restated Agreement and Plan of Merger dated as of May 31,
          2001 by and among CB Richard Ellis Services, Inc., CBRE Holding, Inc.
          (the "Company" and formerly BLUM CB Holding Corp.), and BLUM CB Corp.

  3.1(a)* Certificate of Incorporation of the Company

  3.1(b)* Amendment to the Certificate of Incorporation of the Company, dated as of March 26, 2001

  3.1(c)* Amendment to the Certificate of Incorporation of the Company, dated as of June 1, 2001

  3.2*    Restated Certificate of Incorporation of the Company

  3.3*    Bylaws of the Company

  3.4*    Restated Bylaws of the Company

  4.1*    Specimen Class A Common Stock Certificate

  4.2(a)* Amended and Restated Contribution and Voting Agreement dated as of
          May 31, 2001 by and among the Company, BLUM CB Corp., RCBA Strategic
          Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners
          International, L.P., The Koll Holding Company, Donald Koll, Frederic
          V. Malek, Raymond E. Wirta and Brett White

  4.2(b)* Form of Securityholders' Agreement (Exhibit A to the Contribution and
          Voting Agreement set forth in Exhibit 4.2(a) hereto)

  4.2(c)* Form of Warrant Agreement (Exhibit B to the Contribution and Voting
          Agreement set forth in Exhibit 4.2(a) hereto)

  4.3*    Form of Designated Manager Subscription Agreement

  4.4*    Form of Employee Subscription Agreement

  4.5*    Purchase Agreement between the Company and Credit Suisse First Boston
          Corporation dated as of June 29, 2001

  4.6*    Form of Pledge Agreement

  4.7*    Indenture between CB Commercial Real Estate Services Group, Inc. and
          State Street Bank and Trust Company of California, N.A., as Trustee,
          dated as of May 26, 1998 for 8 7/8% Senior Subordinated Notes due
          2008

  Exhibit                               Description
  -------                               -----------
  4.8*     First Supplemental Indenture between CB Richard Ellis Services, Inc.
           and State Street Bank and Trust Company of California, N.A., as
           Trustee, dated as of May 26, 1998 for 8 7/8% Senior Subordinated
           Notes due 2008

  4.9*     Purchase Agreement, dated as of May 31, 2001, among the Company,
           BLUM CB Corp. and Credit Suisse First Boston Corporation

  4.10*    Indenture, dated as of June 7, 2001, among the Company, BLUM CB
           Corp. and State Street Bank and Trust Company of California, N.A., as Trustee, for 11 1/4% Senior Subordinated Notes due 2011

  4.11*    Registration Rights Agreement, dated as of May 31, 2001, among the
           Company, BLUM CB Corp. and Credit Suisse First Boston Corporation

  5.1*     Form of Opinion of Simpson Thacher & Bartlett

  5.2*     Form of Opinion of O'Melveny & Myers LLP

 10.1*     CBRE Holding, Inc. 2001 Stock Incentive Plan

 10.2*     Form of Full-Recourse Note

 10.3*     Form of Stock Option Agreement

 10.4      CB Richard Ellis Deferred Compensation Plan

 10.5      CB Richard Ellis Deferred Compensation Plan Election Form

 10.6      CB Richard Ellis Amended and Restated 401(k) Plan

 10.7      CB Richard Ellis 401(k) Plan Instruction Form

 10.8      Form of Employment Agreement

 10.9      Intentionally Omitted

 10.10* Employment Agreement dated as of May 23, 1997 between the Company and James J. Didion

 10.11(a)* CSFB Commitment Letter, dated as of February 23, 2001 by and between
           Credit Suisse First Boston Corporation and the Company

 10.11(b)* Amendment to the CSFB Commitment Letter dated as of May 31, 2001 by and between Credit Suisse First Boston Corporation and the Company

 10.12(a)* DLJ Commitment Letter, dated as of February 23, 2001 by and between
           DLJ Investment Funding, Inc. and the Company

 10.12(b)* Amendment to the DLJ Commitment Letter dated as of May 31, 2001 by and between DLJ Investment Funding, Inc. and the Company

 10.12(c)* Amendment to the DLJ Commitment Letter dated as of June 29, 2001 by and between DLJ Investment Funding, Inc. and the Company

 10.13     Form of Anti-Dilution Agreement between Credit Suisse First Boston
           Corporation and the Company
 12.1*     Computation of Ratio of Earnings to Fixed Charges and Preferred
            Dividends

 21.1*     Subsidiaries of the Company

 23.1      Consent of Arthur Andersen LLP

 23.2*     Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)

 23.3*     Consent of O'Melveny & Myers LLP (included in Exhibit 5.2)

--------
*  Previously filed.
** To be filed by amendment.

   (b) Schedules

     i) Schedule II--Valuation and Qualifying Accounts

     ii) Report of Independent Accountants on Financial Statement Schedule

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.3 to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 9, 2001.


                                          CBRE Holding, Inc.

                                                  /s/ Claus Moller
                                          By: _________________________________
                                                      Claus Moller
                                               President and Sole Director

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No.3 to this Registration Statement has been signed on July 9, 2001 by the following persons in the capacities indicated.


                    Name                                  Title
                    ----                                  -----

            /s/ Claus Moller                 President and Sole Director
 ___________________________________________ (Principal Executive Officer)
                Claus Moller

         /s/ Christian Puscasiu              Treasurer (Principal Financial
 ___________________________________________  Officer)
             Christian Puscasiu

                                 EXHIBIT INDEX


 Exhibit                            Description
 -------                            -----------

 10.4    CB Richard Ellis Deferred Compensation Plan

 10.5    CB Richard Ellis Deferred Compensation Plan Election Form

 10.6    CB Richard Ellis Amended and Restated 401(k) Plan

 10.7    CB Richard Ellis 401(k) Plan Instruction Form

 10.8    Form of Employment Agreement

 10.13   Form of Anti-Dilution Agreement between Credit Suise First Boston
          Corporation and the Company.

 23.1    Consent of Arthur Andersen LLP